Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS REPORTS AGREEMENT BY BANK SYNDICATE TO INCREASE BORROWING BASE TO $350 MILLION WHICH WILL RAISE AVAILABLE LIQUIDITY TO $148 MILLION; PROVIDES UPDATED HEDGE POSITIONS

HOUSTON, December 14, 2009 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that its banking syndicate, led by Wells Fargo as administrative agent, has agreed to increase the commitments under its credit facility to $350 million from $284 million, representing an increase of $66 million.  The borrowing base and commitment increases will become effective upon the execution of customary documentation by Carrizo and the lenders, which is currently expected to occur this week.  Currently, the Company has an outstanding balance under its credit facility of approximately $202 million, representing about 58% of a $350 million conforming borrowing base.

Chief Financial Officer Paul F. Boling stated, “We are very pleased to announce that our banking syndicate has agreed to this substantial increase in our borrowing base to $350 million, which will provide available liquidity of approximately $148 million under the credit facility. In this environment of tightened credit availability, we believe today's announcement affirms the continued confidence in Carrizo's underlying asset base and core business strategy. Our 2010 capital expenditure plans are currently under development and will be presented to the Board of Directors for approval early next year.”

Carrizo's next credit facility borrowing base redetermination is scheduled for the spring of 2010.

Carrizo is providing the following update to its natural gas hedging program:

Natural Gas Hedging Contracts	Volume (MMcf)	Daily Volume (MMcfed)	Effective Price *	% of 2009 Q3 Production
Q1 2010 Swaps and Collars	5,760	64	$6.19	72%
Q2 2010 Swaps and Collars	5,278	58	$5.56	64%
Q3 2010 Swaps and Collars	4,600	50	$5.83	56%
Q4 2010 Swaps and Collars	4,416	48	$6.04	54%
2010 Total	20,054	55	$5.91	61%
2011 Total	11,765	32	$6.32	36%
2012 Total	7,963	22	$6.52	24%

* After basis differentials

About the Company

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.

Statements in this news release that are not historical facts, including those related to capital expenditures, future credit facility redeterminations, confidence of Carrizo's banking consortium in Carrizo's assets and business strategy, additional available liquidity, and the effectiveness (including timing) of the expected borrowing base and credit commitment increases, are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the failure of the lenders to agree to definitive agreements to effect the expected borrowing base and credit commitment increases, market and other conditions, capital needs and uses, commodity price changes, effects of the economic downturn on exploration activity, results of and dependence on exploratory drilling activities, operating risks, land issues, weather, and other risks described in Carrizo's Form 10-K/A for the year ended December 31, 2008 and its other filings with the Securities and Exchange Commission.